Exhibit 99.1

Orbsat Corp Expands Focus on E-Commerce with Appointments of Douglas S. Ellenoff as Vice Chairman and Chief Business Development Strategist and Paul R. Thomson as Executive Vice President

Latest Additions to the Management Team Bring Extensive Banking, Finance, and M&A Experience to the Company

AVENTURA, FL – August 25, 2021 – Orbsat Corp (NASDAQ: OSAT, OSATW) (“Orbsat” or “the Company”), a global e-commerce provider of IoT and connectivity solutions, today announced its intent to further expand its strategic business focus on the sale of commercial products worldwide with the appointments of Douglas S. Ellenoff as its new Vice Chairman and Chief Business Development Strategist and Paul R. Thomson as Executive Vice President.

In addition to his current and continuing role as founder and partner at Ellenoff Grossman & Schole LLP, Mr. Ellenoff assumes the position as Vice Chairman and Chief Development officer at Orbsat, advising the Company on strategic transactions including licensing, joint ventures, and acquisitions opportunities in the e-commerce space. In his new role as Executive Vice President, Mr. Thomson will focus on risk-based strategies to support and enable Orbsat’s implementation of infrastructure improvements as it prepares for expansion and transition into an e-commerce platform company.

Mr. Fernandez, said, “David Phipps and I are honored and excited to welcome Douglas and Paul to Orbsat at what is a critical inflection point in our corporate development. Supported by over $14 million in new growth capital to strengthen the balance sheet and significant second quarter revenue growth, we intend to further capitalize on the strength and scale of our online business model. The addition of Douglas and Paul is an important initial step in our transition to becoming a global e-commerce platform company with revenue opportunities across various high-growth sectors of the e-commerce space.”

Douglas S. Ellenoff is the founder and partner at Ellenoff Grossman & Schole LLP, a law firm based in NYC with more than 120 professionals, and he is a corporate and securities attorney with a focus in business transactions, mergers and acquisitions and corporate financings. Mr. Ellenoff has represented companies in connection with their initial public offerings, secondary public offerings, PIPEs, crowdfunding, regulatory compliance, as well as strategic initiatives and general corporate governance matters. Mr. Ellenoff has established his firm as a leader in several alternative finance programs, including SPACs, PIPEs, RDs and Crowdfunding. Along with other members of his Firm, Mr. Ellenoff has been involved at various stages with over 300 SPACs and numerous associated SPAC business combinations.

Paul R. Thomson has over 43 years of Finance and Enterprise Risk Management experience, supporting corporate growth through operational restructuring and business transactions. Mr. Thomson spent twelve years in public accounting with Price Waterhouse in the UK, Venezuela and the United States before taking Senior Finance and Risk Management roles in the Broadcast, Multi-Level Marketing, Commercial Real Estate and Financial Advisory Industries, most recently in the role of Chief Compliance Officer of Fairholme Capital Management, L.L.C. and Fairholme Funds, Inc. during his tenure from 2008 to January 2020.

As a material inducement to enter into their respective employment agreements, on August 24, 2021, Mr. Thomson and Mr. Ellenoff received restricted stock grants and options, issued outside of a shareholder approved stock or option plan pursuant to the Nasdaq “inducement grant” exception (Nasdaq Listing Rule 5635(c)(4)). Mr. Thomson received immediately vested options to purchase 25,000 shares of Common Stock at a per share price of $5.35, and having a term of 5 years; and a restricted stock grant of 25,000 shares of Common Stock, 10,000 of which vest immediately, and the remaining 15,000 of which will vest at the rate of 5,000 shares at the end of each of the next three annual anniversaries of his employment. In lieu of cash compensation, Mr. Ellenoff received a restricted stock grant of 100,000 shares of Common Stock, 40,000 of which vest immediately, and the remaining 60,000 of which will vest at the rate of 20,000 shares at the end of each of the next three annual anniversaries of his employment provided that Mr. Ellenoff serves on the Board of Directors of the Corporation at any time during such year; and options to purchase a total of 1,500,000 shares of the Corporation’s Common Stock, 300,000 of which vest immediately, 150,000 of which will vest on each of the next three annual anniversaries of the commencement of his employment, and the remaining 750,000 of which will vest at the rate of 250,000 per year on each of the first three anniversaries of the commencement of his employment if during each such year Mr. Ellenoff introduces the Company to twelve (12) or more potential Business Transactions (as defined in his employment agreement and which transactions need not be consummated); provided that the CEO may, in his sole discretion, waive the vesting requirement in any given year. Such options will have an exercise price of $5.35 per share and shall terminate 5 years after they vest.

About Orbsat Corp

Orbsat provides services and solutions to fulfill the rapidly growing global demand for satellite-based voice, high-speed data, tracking and IoT connectivity services. Building upon its long-term experience providing government, commercial, military and individual consumers with Mobile Satellite Services, Orbsat is positioned to capitalize on the significant opportunities being created by global investments in new and upgraded satellite networks. Orbsat’s US and European based subsidiaries, Orbital Satcom and Global Telesat Communications, have provided global satellite connectivity solutions to more than 50,000 customers located in over 165 countries across the world.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional storefronts in various geographic locations, its ability to grow and expand as intended, the Company’s expectations of worldwide growth and public infrastructure spending, ability to raise additional capital to finance the Company’s operations, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, the Company’s ability to capitalize on its partnerships as well as other similar arrangements, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for Orbsat Corp:

Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net